EXHIBIT 3.1

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.    Name of Corporation:

E-WASTE SYSTEMS, INC.

2.    The articles have been amended as follows: (provide article numbers, if available)

ARTICLE 3.  This amendment is being filed for the purpose of increasing the current authorized capital of 490,000,000 shares of Common stock, par value $0.001; and 10,000,000 shares of Preferred stock, par value $0.001 to the following:

790,000,000 shares of Common stock, par value $0.001

10,000,000 shares of Preferred stock, par value $0.001

3.    The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation, have voted in favor of the amendment is:        100% of the BOD

4.    Effective Date and time of filing:       Effective March 31, 2014   at 6:00 a.m. EDT

5:    Signature:

/s/              Carolyne Susan Johnson
Signature of Officer
Name:      Carolyne Susan Johnson
Its:           Secretary/Treasurer